NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

MOUNT KNOWLEDGE HOLDINGS, INC.

PROMISSORY NOTE

Date of Issuance: September 14, 2011

Principal Amount: $ 100,000.00

FOR VALUE RECEIVED Mount Knowledge Holdings, Inc., a Nevada corporation (the “Company”), promises to pay to DEJAVU LTD. (“Holder”), or its registered assigns, the principal sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (as reduced pursuant to the terms hereof pursuant to prepayment, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion, prepayment or otherwise (in each case in accordance with the terms hereof).  This promissory note (this “Note”) is one of an issue of promissory notes (collectively, the “Notes” and such other Notes, the “Other Notes”) issued pursuant to the Securities Purchase Agreement dated as of the Issuance Date, by and among the Company and the initial holders of the Notes, as may be amended from time to time (the “Purchase Agreement”).  Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Purchase Agreement.

Section 1.

Payment of Principal.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid late charges on such Principal and Interest.  For purposes of this Note, “Maturity Date” means September 14, 2012.

Section 2.

Interest; Interest Rate.  Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate (as defined below) on the outstanding Principal amount from time to time and shall be computed on the basis of a 365-day year and shall compound each calendar quarter and shall be payable in accordance with the terms of this Note and shall be payable to the Holder of this Note on the Maturity Date.  For purposes of this Note, “Interest Rate” means fifteen percent (15%) per annum.

Section 3.

Payment.  Payments due hereunder shall be made in lawful tender of the United States.  All payments due hereunder shall be made by the Company to Holder at the address set forth in Section 17 below, or at such other place as the Holder may from time to time designate in writing.

Section 4.

Security.  This Note and the Other Notes are secured to the extent and in the manner set forth in that certain Pledge Agreement dated as of the date hereof by and among the Pledgor and the initial holders of the Notes, as amended from time to time.

Section 5.

Conversion Right.

(a)

Subject to the provisions of Section 5(e) hereof, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of the Company’s common stock, par value per share $0.0001 (the “Common Stock”) at the Conversion Rate (as defined below) by (i) delivering written notice to the Company that such Holder elects to exercise the conversion right pursuant to this Section 5(a) and specifying the Conversion Amount to be converted and the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued (the “Conversion Notice”); and (ii)  surrendering this Note to the Company.  For purposes of this Note, “Conversion Amount” means the portion of the Principal to be converted plus all accrued and unpaid Interest with respect to such portion of the Principal and accrued and unpaid late charges with respect to such portion of such Principal and such Interest, if any.  For purposes of this Note, “Conversion Rate” means the number of shares of Common Stock issuable upon conversion of any Conversion Amount determined by dividing (x) such Conversion Amount by (y) $0.15, subject to adjustment as provided herein (the “Conversion Price”).

(b)

As soon as practicable after receipt of the Conversion Notice and the surrender of this Note for such shares of Common Stock (the “Conversion Date”), the Company shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable to such Holder on such conversion in accordance with the provisions hereof.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)

In the event of a partial conversion of this Note pursuant hereto, the Company shall issue a new Note to the Holder.  Such new Note (i) shall be of like tenor with this Note, (ii) shall have a principal amount equal to the Principal of this Note less the Conversion Amount set forth in the applicable Conversion Notice, (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Note.

(d)

Each conversion exercised in accordance with this Section 5 shall be deemed to have been effected immediately prior to the close of business on the Conversion Date.

(e)

Notwithstanding anything to the contrary contained in this Note, this Note shall not be convertible by the Holder hereof, and the Company shall not effect any conversion of this Note or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such conversion or other share issuance hereunder the Holder (together with its Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock.  No prior inability to convert this Note (or issue the related shares of Common Stock) pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act (as defined in the Purchase Agreement) and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Note.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

Section 6.

Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)

The Company shall fail to pay any principal payment, interest or other payment required under the terms of this Note within sixty (60) days of the due date thereof;

(b)

The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(c)

Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement; or

(d)

Pledgor breaches any representation, warranty, covenant or other term or condition of the Pledge Agreement if such breach remains uncured for a period of thirty (30) days.

Section 7.

Notice of Default; Cure; Remedies.  Upon an Event of Default, the Holder shall deliver written notice of the Event of Default to the Company in accordance with Section 17 hereof (a “Default Notice”).  The Company shall have the right to cure, within the thirty (30) days following the Company’s receipt of a Default Notice (the “Cure Period”), any Event of Default.  If the Company fails to cure an Event of Default within the Cure Period, then fifteen (15) days following the end of the Cure Period Holder may declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived and, in addition to the foregoing remedies, the Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

Section 8.

Expenses.  Upon the occurrence or existence of an uncured Event of Default, and after the Cure Period has elapsed, Holder shall be entitled to recover from the Company all of Holder’s costs of collection, including without limitation, the Holder’s reasonable attorneys’ fees (whether incurred in connection with any judicial, bankruptcy, reorganization, administrative, appeals or other proceedings and whether such fees or expenses arise before proceedings are commenced or after entry of any judgment), and all other costs or expenses incurred in connection therewith.

Section 9.

Subordination.  All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries; provided, however, that any and all payments due under this Note shall become subordinate to any future Indebtedness of the Company relating to the consummation of any business combination with C2 Technologies, Inc. through purchase, sale, merger, joint venture or otherwise in one or more transactions.  For purposes of this Note, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $1,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $1,000 due under leases required to be capitalized in accordance with GAAP.

Section 10.

No Voting or Dividend Rights; Limitation of Liability.  Nothing contained in this Note shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a member of the Company or any other matters or any rights whatsoever as a member of the Company.  No dividends shall be payable or accrued in respect of this Note, the interest represented hereby or the underlying securities until, and only to the extent that, the conversion rights of this Note shall have been exercised.

Section 11.

Maximum Interest.  Notwithstanding any other provisions of this Note, any interest, fees, or charges payable by reason of the indebtedness evidenced by this Note shall not exceed the maximum permitted by law.

Section 12.

Successors and Assigns.  The Company may not sell, transfer or otherwise dispose of this Note without the prior written consent of the Holder.  The rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

Section 13.

Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

Section 14.

Severability.  Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 15.

Cancellation.  After all principal, accrued interest, late charges and other amounts at any time owed on this Note have been converted or paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

Section 16.

Amendments; Waivers.  Any term of this Note may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

Section 17.

Notices.  Any notice required or permitted by this Note shall be made in accordance with the Purchase Agreement.

Section 18.

Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Note shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without regard to the choice of law principles thereof.  Each of the Company and the Holder irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on the Company and the Holder, as applicable, anywhere in the world by the same methods as are specified for the giving of notices under the Purchase Agreement.  Each of the Company and the Holder irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each of the Company and the Holder irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE COMPANY AND THE HOLDER WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[Signature Follows On Next Page]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

MOUNT KNOWLEDGE HOLDINGS, INC.
By:	/s/ Daniel A. Carr
Name:	Daniel A. Carr
Title:	President, Treasurer, Chief Executive Officer and Chief Financial Officer